UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2005

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12291	54-1163725
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

4300 Wilson Boulevard, Suite 1100, Arlington, Virginia		22203
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (703) 522-1315

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 30, 2005, the Company received notice from the trustee under indentures governing the Company’s outstanding senior unsecured notes, senior subordinated notes and junior subordinated convertible notes (totaling approximately $2.8 billion aggregate principal amount), specifying that the Company is not in compliance with the reporting covenant under such indentures due to the Company’s failure to timely file its quarterly reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005 with the trustee and the Securities and Exchange Commission.  As a result of the receipt of such notice, if the Company fails to file such reports by February 28, 2006 (which is the date 60 days after the Company’s receipt of the notice) an Event of Default will occur under such indentures.  If an Event of Default were to occur, either the trustee under any of the indentures or the holders of at least 25% of the outstanding principal amount of any such series of notes would have the right to accelerate the maturity of that series of notes and declare them immediately due and payable, unless holders of a majority of such series of notes waive compliance with the filing requirement.

As previously reported, the lenders under the Company’s credit facility have extended until January 20, 2006 the waiver of any default or event of default under the Amended and Restated Credit Agreement which may arise by virtue of the Company’s failure to deliver to the lenders the Company’s quarterly reports on Form 10-Q.

All of the Company’s indentures, other than the indenture governing its junior subordinated convertible notes, contain a cross default provision which provides that an event of default occurs thereunder when an event of default occurs under any other indebtedness of AES in excess of $50 million and as a result of such default, the maturity of such debt has been accelerated and such acceleration has not been rescinded or annulled within 60 days.  The Amended and Restated Credit Agreement also contains a cross-default provision that provides that the Company’s default on indebtedness in amounts in excess of $50 million would constitute an event of default under the Amended and Restated Credit Agreement.  As of December 31, 2005, the total amount of indebtedness outstanding under the Amended and Restated Credit Agreement was $200 million and $294 million of letters of credit were issued.  The total amount of indebtedness under the Company’s indentures with cross default provisions was $3.8 billion.

The Company believes that the receipt of the notice from the trustee will not have a material adverse effect on the Company because it expects to cure the default by filing all required periodic reports with the SEC, the trustee and the lenders under its credit facility no later than January 20, 2006.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

	By:	/s/ Vincent W. Mathis
		Name:	Vincent W. Mathis
		Title:	Deputy General Counsel

Date: January 6, 2006